Share Purchase Agreement

Between

Sustainable Projects Group Inc.

225 Banyan Blvd. – Suite 220

Naples, FL 34102, USA

Represented by Stefan Muehlbauer (Chief Executive Officer)

And

SP Group (Europe) AG

Falkenstrasse 26

CH-8008 Zurich

Represented by Christopher Grunder (Chief Executive Officer)

1.	Preamble

1.1	The firm myfactor.io AG is a joint stock company (hereinafter the “company”) with its head office in Ruggel, Principality of Liechtenstein. The company’s purpose is the acquisition and exploitation of all kinds of claims; the holding and management, acquisition, and sales of ownership interests, acquisition, sales, management, and exploitation of moveable property and real estate, patents and other industrial property rights as well as the conducting of all business transactions related to this purpose and other business which the board of directors considers to be in the interest of the company.
1.2	The company has EUR50,000 of share capital divided into 50,000 fully paid-in freely negotiable bearer shares with a face value of EUR1 each.
1.3	The seller has free disposition as owner of all 50,000 bearer shares in the company, i.e. of 100 percent of the share capital in the company.
1.4	The present Agreement governs the procedure for the sales of the Shares as follows.

2	Subject Matter of the Agreement

2.1	The seller hereby sells to the buyer 50,000 (fifty thousand) bearer shares with a face value totaling EUR50,000 (fifty thousand) in the company for the total price of EUR220,000 (Euro two hundred twenty thousand).
2.2	The sale and the assignment of benefit and risk is carried out by its entry in the share register, which is performed by the depositary Conethal AG.

3	Assurances of the Seller

3.1	The seller states explicitly that it has free disposition as owner of the 50,000 bearer shares in the company. It guarantees that it has the unlimited right to sell and assign these shares and that the shares are free of any rights of third-parties.
3.2	The seller undertakes to turn over to the buyer all documents of the company still in its possession with the assignment of the shares.
3.3	The seller gives the buyer its assurance that it has to the best of its knowledge disclosed everything to the buyer, to the extent that the seller had access to the firm’s documents as a shareholder.
3.4	The seller undertakes to maintain confidentiality with the respect to third-parties concerning all facts that have come into its knowledge in its capacity as the owner of the company.

4	Assurances of the Buyer

4.1	The buyer undertakes to pay the full sale price upon the signing of the agreement. In return the entry into the share register will be made.

5	Final Provisions

5.1	If any provision of this agreement is or should become ineffective, void, invalid or unenforceable, or if the agreement contains a loophole, this shall have no bearing upon the legal force of the remaining provisions of the agreement. The parties shall replace the ineffective, void, invalid, or unenforceable provision with a provision that best corresponds to the original provisions purpose and financial objectives. The same applies in case of a loophole in the agreement.
5.2	Any changes or additions to this agreement must be maid in written form.
5.3	This agreement is subject to the laws of Switzerland.
5.4	For any disputes arising from or in connection with this agreement, including disputes over its valid realization, validity, amending, or dissolving, the parties agree to the exclusive jurisdiction of the ordinary courts of law in the company’s home office.
5.5	This agreement has been drawn up in duplicate. Each party shall receive one counter-part.

SP Group (Europe) AG	Sustainable Projects Group Inc.
/s/ Christopher Grunder	/s/ Stefan Muehlbauer
Christopher Grunder - CEO	Stefan Muehlbauer - CEO

31 May 2018__________	31 May 2018__________
Date / City	Date / City